E:\DGARFIEL\FUNDS\BLKROCK\MISC\RNYNSR.SG1
     This report is signed on behalf of the Registrant in the City of New York and State of New York on the day of August, 1997.

THE BLACKROCK INVESTMENT QUALITY TERM TRUST INC.


Witness:    /s/ James Kong
By:    /s/ Henry Gabbay                 James Kong
Henry Gabbay
       Assistant Treasurer
Treasurer